Exhibit 99

FOR IMMEDIATE RELEASE
PRESS RELEASE

Attention Business Editors:

HELIX AND HEARX ENTER INTO A PRIVATE PLACEMENT

Montreal, Quebec and West Palm Beach, Fla., January 17th, 2002—Helix Hearing Care of America Corp. (TSE: HCA) and HEARx Ltd. (AMEX: EAR) announced that HEARx has acquired through a private placement 4,853,932 common shares of Helix, representing 10.5% of the outstanding common shares of Helix, at Cdn.$0.89 (US$0.56) per share for a total investment of Cdn.$4,320,000 (US$2,700,000). The closing of this financing was completed on January 14, 2002 and is subject to The Toronto Stock Exchange’s approval.

The proceeds from the private placement was used by Helix to pay a portion of the purchase price of Helix’s recently acquired Colorado-based network, National Ear Care Plan (NECP). NECP is a hearing care benefit administrator with a network of 1,300 affiliated audiologists with approximately 1,400 locations in 49 states in the U.S. and in Puerto Rico. The Helix acquisition of NECP will allow the NECP network to be included in the HearUSA Advantage Network.

As previously announced, HEARx and Helix have agreed to merge operations through a plan of arrangement under Canadian law. Completion of the arrangement is subject to certain conditions and contingencies, including shareholder approval. A Form S-4 has been filed by HEARx with the U.S. Securities and Exchange Commission and is undergoing the SEC review and comment process.

The shares acquired by HEARx in the private placement, together with the irrevocable proxies granted by certain shareholders of Helix in connection with the arrangement under a Stockholders Agreement dated July 27, 2001, gives HEARx or its officers the right to vote approximately 58% of the outstanding Helix common shares at the special meeting of shareholders to be held in connection with the arrangement.

About Helix Hearing Care
Helix Hearing Care of America Corp., through its primary operating subsidiaries, owns or manages 129 hearing healthcare clinics located in Massachusetts, New York, Ohio, Michigan, Wisconsin, Minnesota, Washington and also in the Provinces of Ontario and Quebec. Helix Hearing Care of America Corp., is currently one of the leading corporate-owned clinic, e-commerce and web marketing companies in the North American hearing healthcare industry.

About HEARx Ltd.
HEARx Ltd. provides hearing care to patients whose health insurance and managed care organizations have contracted with HEARx for such care and to retail “self-pay” patients. Eighty HEARx centers are currently located in California, Florida, New York and New Jersey. HEARx is the largest hearing care organization accredited by the Joint Commission of Accreditation of Healthcare Organizations (JCAHO) in the $2.5 billion field of hearing services, of which approximately $600 million is generated in the geographic areas currently serviced by HEARx centers.

This press release contains forward looking statements that involve risks and uncertainties. Such forward looking statements include the statements concerning the expected uses and effects of the new financing; and the pending combination of HEARx and Helix. Actual results could differ materially from those stated herein and depend on a number of risks and uncertainties, including approval by The Toronto Stock Exchange of the private placement; satisfactory completion by HEARx of the SEC review of the Form S-4; approval by the shareholders of both HEARx and Helix of the HEARx-Helix combination; judicial approval of the combination transaction; the ability of the companies to combine operations successfully and to integrate management and other aspects of the business; and realization as planned of the proposed combination.

HEARx has filed the Form S-4 with the SEC which contains a joint proxy statement and a registration statement for the HEARx securities to be issued in connection with the combination. Investors and security holders are urged to read the joint proxy statement, the registration statement and other relevant documents carefully when they are provided. These documents will contain important information about the transaction and related matters. Investors and security holders will be able to obtain free copies of these documents through the SEC website at www.sec.gov and the SEDAR website at www.sedar.com or from the companies by directing such requests to:

HEARx:	1250 Northpoint Parkway
West Palm Beach, Florida 33407
www.hearx.com
Attention: Corporate Secretary

Helix:	7100 Jean-Talon East, Suite 610
Montreal, Quebec H1M 3S3
www.helixhca.com
Attention: Corporate Secretary

The directors and executive officers of HEARx and Helix may be deemed to be participants in the solicitation of proxies in favor of the transaction and related matters. These persons include Dr. Paul A. Brown, Mr. Stephen Hansbrough and Mr. Bryan Burgett for HEARx and Mr. Steve Forget and Mr. Frank Tellier for Helix. Collectively, as of January 14, 2002, the directors and executive officers of HEARx and Helix may be deemed to beneficially own approximately

15.1% and 42.2%, respectively, of the outstanding shares of each of the respective company’s stock.

Security holders of HEARx and Helix may obtain additional information regarding the interests of such participants by reading the proxy statement and registration statement when they become available.

For further information please contact:

HEARx Ltd.	Helix Hearing Care of America Corp. Dr.
Paul A Brown	Steve Forget
Chairman of the Board	President & C.E.O.
Telephone: (561) 478-8770	Telephone: (514) 353-0001
Fax: (561) 478-9603	Fax: (514) 353-0029

1250 North Point Parkway	7100, Jean-Talon East, Suite 610
West Palm Beach, Florida	Montreal, Quebec
33407	H1M 3S3

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